THE QUICK & REILLY GROUP, INC.
                      230 South County Road
                    Palm Beach, Florida 33480



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TUESDAY, JUNE 27, 1995



          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Quick & Reilly Group, Inc., a Delaware corporation, will be held at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut 06830, on Tuesday, June 27, 1995 at 10:00 AM, for the following purposes:

          (1)  Electing Directors;

          (2)  Approving the appointment of Arthur Andersen
               LLP as the Company's independent public
               accountants for the fiscal year ending
               February 29, 1996; and

          (3) Transacting such other business as may properly come before the meeting.

          Pursuant to the By-Laws, the Board of Directors has fixed the close of business on May 12, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting and any adjournment or postponement thereof will be available for inspection by any stockholder at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut 06830 for the ten days prior to June 27, 1995 for any purpose germane to such meeting, during ordinary business hours.

                              THE QUICK & REILLY GROUP, INC.



                              ARLENE B. FRYER
                              Secretary

May 15, 1995

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.



                    THE QUICK & REILLY GROUP, INC.
                         230 South County Road
                       Palm Beach, Florida 33480



                            PROXY STATEMENT



                SOLICITATION AND REVOCABILITY OF PROXY

          The accompanying proxy is solicited by the board of directors (the "Board of Directors" or "Board") of The Quick & Reilly Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 27, 1995 and any adjournment or postponement thereof (the "Annual Meeting"). Shares represented by properly executed proxies, which are received in time and not revoked, will be voted at the meeting in the manner described in the proxies. A stockholder may revoke his proxy at any time prior to its exercise by writing to the Secretary of the Company or by attending the meeting and voting in person.

          The entire expense of this proxy solicitation will be borne by the Company. Solicitation will be primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company without any additional remuneration and at minimal cost. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith.

          The Company's principal executive offices are located at 230 South County Road, Palm Beach, Florida 33480. The approximate date on which this proxy statement and accompanying form of proxy are first to be sent or given to stockholders is May 30, 1995.

                                VOTING

          The Company's only class of voting securities is its Common Stock, par value $0.10 per share ("Common Stock"). All stockholders as of the record date, which is the close of business on May 12, 1995, are entitled to vote at the meeting. As of the record date for the meeting, the Company had outstanding 11,075,075 shares of Common Stock. Each share of Common Stock entitles the holder thereof on the record date to one vote on matters to be considered at the Annual Meeting.

          The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business.
With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. Broker non-votes, on the other hand, are not considered to be present at the meeting for the particular proposal for which the broker withheld authority to vote.

                     SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

          So far as is known to the Company, the following table sets forth, as of May 12, 1995, the number of shares of Common Stock and percentage of shares beneficially owned by each person who may be deemed to be the beneficial owner of more than 5% of the outstanding common stock, each director, each nominee for election as a director, each officer whose name appears in the Summary Compensation Table and all directors and officers of the Company as a group:

                                   Amount               Percent
Name of Beneficial Owner      Beneficially Owned       of Shares

Leslie C. Quick, Jr., (1) (2)      1,839,094             16.61%
Trust u/a dated 3/1/78 made
 by Leslie C. Quick, Jr. (3)       1,135,493             10.25
Leslie C. Quick III (4) (5) (6)    1,552,900             14.02
Thomas C. Quick (4) (7) (8)          578,225              5.22
Richard G. Brodrick (5) (9)        1,190,094             10.75
Charles A. Quick (5)               1,135,493             10.25
Arlene B. Fryer                       29,640               *
Peter Quick (1) (4) (10)             381,704              3.45
Alexander Benisatto                   34,547               *
Christopher C. Quick (1) (11) (12)   295,458              2.67
Pascal J. Mercurio                    21,525               *
Thomas E. Christman                    6,615               *
Clifford W. Mays (13)                  1,874               *
Henry P. Kilroy (14)                   2,420               *
First Pacific Advisors, Inc. (15)    611,419              5.52
Firstar Corporation (16)             834,000              7.53
First Investment Research &
  Management Co. (17)                611,419              5.52
All Directors and Officers
 as a group (1) (2) (4) (5)
 (7) (12) (18) (19)                4,049,010             36.56

<F1>
* Less than one percent.

  (1) Includes beneficial ownership of 165,446 shares held by Quick & Reilly, Inc. Retirement Trust and 41,343 shares held by U.S. Clearing Corp. Retirement Trust attributable to Leslie C. Quick, Jr., Peter Quick and Christopher C. Quick, as Trustee of each Trust, by reason of each Trustee's shared voting and investment power over such shares.

(2) Includes beneficial ownership of 39,604 shares held by Leslie C. Quick, Jr. & Regina A. Quick Charitable Trust Foundation attributable to Leslie C. Quick, Jr. as Trustee by reason of his voting and investment power over such shares.

(3)  The Trustees of the Trust are Richard G. Brodrick, Charles
A. Quick, and Leslie C. Quick III.  The beneficiaries of the
Trust are the five children of Leslie C. Quick, Jr.


(4) Includes beneficial ownership of 66,740 shares held by Leslie C. Quick, Jr. Grantor Retained Annuity Trust attributable to Leslie C. Quick III, Thomas C. Quick and Peter
Quick as Trustees by reason of each Trustee's shared voting and investment power over such shares.

(5) Includes beneficial ownership of 1,135,493 shares held by the Trust u/a dated 3/1/78 referred to in note (3) above by reason of each Trustee's shared voting and investment power over such shares.

(6) Includes beneficial ownership of 74,387 shares owned by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Leslie C. Quick III as Trustee by reason of his shared voting and investment power over such shares.

(7) Includes beneficial ownership of 24,832 shares held by Thomas C. Quick Charitable Trust attributable to Thomas C.
Quick as Trustee by reason of his voting and investment power over such shares.

(8) Includes 136,164 shares held by various trusts established for Leslie C. Quick, Jr.'s grandchildren attributable to Thomas
C. Quick as Trustee by reason of his shared voting and investment power over such shares.

(9) Includes beneficial ownership of 52,448 shares held by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Mr. Brodrick as Trustee by reason of his shared voting and investment power over such shares.

(10) Includes beneficial ownership of 77,742 shares held by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Peter Quick as Trustee by reason of his shared voting and investment power over such shares.

(11) Includes beneficial ownership of 68,413 shares held by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Christopher C. Quick as Trustee by reason of his shared voting and investment power over such shares.

(12) Includes beneficial ownership of 6,800 shares held by Christopher C. Quick Charitable Foundation attributable to
Christopher C. Quick as Trustee by reason of his shared voting and investment power over such shares.

(13) Includes beneficial ownership of 1,102 shares owned directly by Mr. Mays as to which he has sole voting and investment power and 772 shares owned by Mr. Mays in joint tenancy with his wife as to which he has shared voting and investment power.

(14) Includes beneficial ownership of 2,420 shares owned by Mr.
Kilroy in joint tenancy with his wife as to which he has shared voting and investment power.

(15) Of such shares, First Pacific Advisors, Inc. has shared investment power with respect to 834,000 shares and shared voting power with respect to 214,000 shares. The beneficial ownership information for First Pacific Advisors, Inc. is based solely on a Schedule 13-G filing dated February 13, 1995 and filed with the Company and the Securities and Exchange Commission.

(16) Of such shares, Firstar Corporation has shared investment power with respect to 67,150 shares and shared voting power with respect to 61,150 shares. The beneficial ownership information for Firstar Corporation is based solely on a
Schedule 13-G filing dated February 13, 1995 and filed with the Company and the Securities and Exchange Commission.

(17) Of such shares, First Investment Research & Management Co. has shared investment power with respect to 338,422 shares and shared voting power with respect to 338,422 shares. The beneficial ownership information for First Investment Research & Management Co. is based solely on a Schedule 13-G filing dated February 14, 1995 and filed with the Company and the Securities and Exchange Commission.

(18) Includes beneficial ownership of 218,729 shares held in the aggregate by trusts for each of Leslie C. Quick, Jr.'s grandchildren attributable to various directors as Trustees by reason of their shared voting and investment power over such shares.

(19) Includes twelve persons.


          The address of each person included in the table is c/o The Quick & Reilly Group, Inc., 230 South County Road, Palm Beach, Florida 33480, with the exception of Messrs. Benisatto, Brodrick, Charles A. Quick, Christman, Mays and Kilroy, the Trust, First Pacific Advisors, Inc., Firstar Corporation, and First Investment Research & Management Co. The address for Messrs. Brodrick and Charles A. Quick and the Trust is c/o Kelley Drye & Warren, 281 Tresser Boulevard, Stamford, Connecticut 06901. The address for Mr. Benisatto is 176 S. Collier Boulevard, San Marco Island, Florida 33937. The address for Mr. Christman is 100 Bacon Road, Old Westbury, New York 11568. The address for Mr. Mays is c/o Cunningham Graphics, 629 Grove Street, Jersey City, New Jersey 07310. The address for Mr. Kilroy is 2 Three Pond Road, Smithtown, New York 11787. The address for First Pacific Advisors, Inc. is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064. The address for Firstar Corporation and for First Investment Research & Management Co. is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

                         ELECTION OF DIRECTORS

          Pursuant to the Company's Certificate of Incorporation and By-Laws, the Board is divided into three classes of directors, each comprised of four directors. At this year's Annual Meeting, four Class I directors are to be elected to serve until the 1998 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The terms of the current Class I directors will expire upon the election and qualification of their successors. The Class II directors and Class III directors are not being elected at this time.

          The four nominees receiving a plurality of the votes cast by the holders of Common Stock represented at the Annual Meeting, in person or by proxy, will be elected as Class I directors of the Company. It is intended that shares represented by proxies solicited by the Board of Directors will, unless authority to vote for some or all of the nominees is withheld, be voted in favor of the election as directors of the persons listed below as nominees. The Company has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee is disqualified or is unable or unwilling to accept a nomination to serve as a director, the shares may be voted for another person nominated by the present Board. Each of the nominees is currently a director of the Company.

          The Board of Directors recommends that Stockholders vote FOR each of the nominees.


NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1998
(CLASS I)

          Thomas E. Christman, age 54, Director. Mr. Christman has been a Director of the Company since 1989. Mr. Christman served as Chairman and Chief Executive Officer of CM&M Group, Inc., a financial services holding company with world-wide trading operations, until April 1, 1990. Mr. Christman is currently serving as Adjunct Professor of Finance at St. John's University, Queens, New York.

          Pascal J. Mercurio, age 56, Vice President and Director.
Mr. Mercurio has been a Director of the Company since July 1981 and a Director of Quick & Reilly, Inc., one of the Company's principal subsidiaries, since March 1980. He joined U.S. Clearing Corp., another of the Company's principal subsidiaries, as a Director and Executive Vice President upon its organization in January 1979. Since that time he has served in various capacities and in May 1990, he became U.S. Clearing Corp.'s Chairman of the Board and Chief Executive Officer.

          Leslie C. Quick III, age 42, Vice President, Treasurer, and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., has served as Vice President since March 1994, Treasurer since February 1985 and as Assistant Secretary and a Director since July 1981. Mr. Quick served as President of the Company from June 1986 to March 1994, at which time he was elected President of U.S. Clearing Corp. and became a Vice President of the Company. He also serves as Vice President,
Treasurer, Secretary and a director of Quick & Reilly, Inc.   He
serves as a Director of JJC Specialist Corp., the third of the company's principal subsidiaries.

          Thomas C. Quick, age 40, Vice President and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., has served as Vice President and a Director of the Company since July 1981. In addition, Mr. Quick has served as Vice President and a Director of U.S. Clearing Corp. since May 1982. Mr. Quick joined Quick & Reilly, Inc. in 1977, became Vice President and a Director in May 1981 and was elected President of that corporation in June 1986. He serves as Director of JJC Specialist Corp.



CLASS II DIRECTORS (TERM EXPIRES IN 1996)

          Alexander Benisatto, age 73, Director. Mr. Benisatto served as Vice President of the Company from July 1981 until his retirement in February 1988 and has served as a Director of the Company since July 1981. He served as a Director of U.S. Clearing Corp. from January 1979 to February 1988, and as Vice President and a Director of Quick & Reilly, Inc. from November 1975 to February 1988.

          Richard G. Brodrick, age 62, Director. Mr. Brodrick has been a Director of the Company since April 1983. He has been a partner in Kelley Drye & Warren, a New York City law firm, since July 1979. He has served as counsel to the Company since its organization and to each of its subsidiaries, commencing with the organization of Quick & Reilly, Inc. in 1974.

          Leslie C. Quick, Jr., age 69, Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer and Director. Mr. Quick is the founder of the Company and served as President, Chief Executive Officer and a Director from its organization in 1981 until June 1986. In April 1983, he was elected Chairman of the Board of Directors of the Company. He has served as President and Chief Executive Officer of Quick & Reilly, Inc. from its organization in 1974 until June 1986 and as a Director from 1974 until March 1993. He has served as President and Chief Executive Officer of U.S. Clearing Corp. from January 1979 to May 1981, and as a Director from January 1979 to May 1993. Mr. Quick has also served as Treasurer and a Director of JJC Specialist Corp. from September 1982 until March 1990, and as President and Chief Executive Officer from March 1983 until June 1986.

          Peter Quick, age 39, President, Chief Operating Officer and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., became a Director of the Company in November 1982 and was elected President in March 1994. Mr. Quick has served as a Vice President from June 1985 until his election as President in March 1994. He was named a Director and Vice President of U.S. Clearing Corp. in May 1985 and became Executive Vice President of U.S. Clearing Corp. in May 1987.
He served in that capacity until May 1990 when he became President of U.S. Clearing Corp., which position he held until March 1994 when he was elected President of the Company and Vice President of U.S. Clearing Corp. He serves as Vice President, Treasurer, Secretary and Director of JJC Specialist and as Vice President and Director of Quick & Reilly, Inc.

CLASS III DIRECTORS (TERM EXPIRES IN 1997)

          Henry P. Kilroy, age 67, Director. Mr. Kilroy, who is a cousin of Leslie C. Quick, Jr., has been a Director of the Company since December 1987. Since 1972, he has been associated with Datamedic Corp., a computerized practice management service for physicians and dentists, as an Executive Vice President and a founder of the firm.

          Clifford W. Mays, age 68, Director. Mr. Mays has been a Director of the Company since November 1982. From July 1943 to November 1991, he was associated with Latham Process Corp., a financial printing concern in New York City, serving as Senior Vice President from May 1975 until March 1991, a Director from 1980 to March 1991 and as an Account Executive until November 1991. Mr. Mays joined the firm of Cunningham Graphics in December 1991 as a sales executive.

          Arlene B. Fryer, age 64, Secretary and Director. Ms. Fryer has served as Secretary and a Director of the Company since July 1981 and as Vice President of the Company from July 1981 to June 1991, a Vice President, Secretary and a Director of U.S. Clearing Corp. from January 1979 until June 1991, and Assistant Secretary of JJC Specialist Corp. from September 1982 to June 1991. She served as Secretary of Quick & Reilly, Inc., from March 1975 to June 1991, a Director from May 1976 to June 1991, and Vice President from September 1976 to June 1991. Ms. Fryer retired from employment with the Company in June 1991.

          Christopher C. Quick, age 38, Vice President and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., has served as a Vice President of the Company since 1988 and as a Director since November 1982. Mr. Quick has served as President of JJC Specialist Corp. since June 1986 and as a Director since its organization in September 1982. From September 1982 until June 1986, Mr. Quick served as Vice President - Trading of JJC Specialist Corp. He is a member of the New York Stock Exchange and serves as a registered specialist in the specialist book managed by JJC Specialist Corp.



          The Board of Directors met four times during the fiscal year ended February 28, 1995. Each member of the Board attended 100% of the total number of meetings of the Board and its committees of which they were members.

          Messrs. Leslie Quick, Jr., Peter Quick, Leslie Quick III, Thomas Quick, Christopher Quick and Mr. Pascal Mercurio are the members of the Executive Committee of the Board of Directors. The Executive Committee held one meeting during the fiscal year ended February 28, 1995. The Executive Committee meets on call and has authority to act on most matters during the intervals between Board meetings.

          Messrs. Benisatto, Mays and Christman were members of the Audit Committee of the Board of Directors during the fiscal year ended February 28, 1995. The Audit Committee held four meetings during the fiscal year. The Audit Committee recommends to the Board for selection by it the independent public accountants who shall be responsible for auditing the accounts of the Company and its subsidiaries for the ensuing year, reviews the year-end audit plan and the scope thereof with the independent public accountants, reviews the recommendations made by the independent public accountants with respect to the accounting methods and the system of internal controls followed by the Company, receives the comments of the independent public accountants with regard to the completed audit, and reviews the audit with the independent public accountants.

          Messrs. Christman, Kilroy, and Mays were members of the Compensation Committee of the Board of Directors during the fiscal year ended February 28, 1995. The Compensation Committee held one meeting during the fiscal year. The Committee has the power and authority to construe and interpret The Quick & Reilly Group, Inc. Executive Incentive Compensation Plan (the "Plan"), to establish and amend administrative regulations to further the purposes of the Plan, to select the performance comparisons used to determine the awards payable under the terms of the Plan to the extent permitted, to certify the results of the comparisons and the amounts payable to each participant under the terms of the Plan, and to take any other action necessary to administer the Plan.

          The Board of Directors did not have a standing nominating committee during the fiscal year ended February 28, 1995.

          Directors of the Company are compensated at the rate of between $2,000 and $5,000 per meeting for each regular Board meeting and each Executive Committee meeting attended, $1,500 per meeting for each special Board meeting attended, and $300 for each other committee meeting attended.

                         CERTAIN TRANSACTIONS

          During the fiscal year ended February 28, 1995, the law firm of Kelley Drye & Warren served as counsel to the Company. Mr.
Brodrick is a partner of the firm. The Company paid fees of $589,837 to Kelley Drye & Warren during fiscal 1995.

                        EXECUTIVE COMPENSATION

          The following Summary Compensation Table sets forth compensation information for the fiscal year ended February 28, 1995 for those persons who were at February 28, 1995, the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company (collectively, the "Senior
Executives").


                     SUMMARY COMPENSATION TABLE
                                   Annual Compensation

                                                            All Other
                         Fiscal                             Compensa-
                          Year  Salary ($)(1)    Bonus($) tion ($) (2)
Leslie C. Quick, Jr.      1995    $648,833    $  716,667      $30,000
 Chief Executive          1994     462,500     1,300,000       30,000
 Officer, Chairman        1993     465,000     1,050,000       30,000
 of the Board of
 Directors

Peter Quick               1995    $348,917    $  976,583      $30,000
Chief Operating           1994     163,500     1,300,000       30,000
 Officer, President       1993     163,250       687,000       30,000
 and Director

Christopher C. Quick      1995    $348,917    $1,142,583      $30,000
 Vice President and       1994     163,500     1,300,000       30,000
 Director; President,     1993     165,750       537,500       30,000
 JJC Specialist Corp.

Pascal J. Mercurio        1995    $348,917    $  986,583      $30,000
 Vice President,          1994     163,500     1,300,000       30,000
 Director; Chairman       1993     157,875       667,750       30,000
 of the Board, Chief
 Executive Officer,
 U.S. Clearing Corp.


Thomas C. Quick           1995    $348,917    $  872,583      $30,000
 Vice President,          1994     163,500     1,300,000       30,000
 Director; President,     1993     165,750       777,000       30,000
 Quick & Reilly, Inc.


<F1>
(1) The amounts shown in this column include directors fees for fiscal years 1995, 1994, and 1993, respectively, as follows: Leslie
C. Quick, Jr., $15,500, $12,500, and $15,000;  Peter Quick, $15,500,
$12,500, and $10,000; Christopher C. Quick, $15,500, $12,500, and
$12,500; Pascal J. Mercurio, $15,500, $12,500, and $12,500; and Thomas
C. Quick, $15,500, $12,500, and $12,500.
<F2>
(2) The amounts shown in this column consist of the Company's contributions to the Quick & Reilly, Inc. Retirement Trust and the
U.S. Clearing Corp. Retirement Trust.

Pension and Profit Sharing Plans

          Quick & Reilly, Inc. and U.S. Clearing Corp. (each, a "Sponsoring Corporation"), two of the three principal subsidiaries of the Company, each maintain a combined money purchase pension plan and profit sharing plan (the "Plans"). Each of the companies and the Company's other subsidiaries have adopted one of the Plans. Although the Quick & Reilly, Inc. Plan and the U.S. Clearing Corp. Plan are administered separately, the terms of both Plans are essentially identical.

          Full-time employees who complete one year of service become participants in the Plan adopted by their respective employer. Each Plan is administered by a committee appointed by the Sponsoring Corporation. The funds contributed to the Plan are held by the trustees of that Plan, who have the sole authority and obligation to invest the assets of that Plan.

          Each year the Sponsoring Corporation contributes on behalf of each participant to the money purchase portion of the Plans an amount equal to the sum of 3% of such participant's compensation (as defined) up to the Social Security wage base (the total amount of remuneration paid for employment in such year which is subject to tax under the Federal Insurance Contributions Act) plus 6% of each such participant's compensation in excess of the Social Security wage base. Contributions to the profit sharing portion of the Plans are determined each year by the respective Sponsoring Corporation's board of directors, and the contributions are allocated to each participant's account in the proportion that his compensation bears to the compensation of all participants.

          As is the case with all money purchase pension plans and profit sharing plans, the Plans do not guarantee a definite benefit or a predetermined amount of money upon retirement. The amount of a participant's benefit depends solely on the amount contributed on his behalf (and the earnings or losses thereon) and his vested percentage when he leaves the corporation. A participant vests in his interest in the Plans at the rate of 20% after three years of service and at the rate of 20% per year thereafter. At retirement (as defined in the Plans), the participant becomes 100% vested.

          Employees are not eligible to commence receiving their benefits until they terminate their employment. There is no standard method of distributing benefits, and several alternatives are available.

          The Plans are intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). They are amended from time to time to take into account changing needs of the Sponsoring Corporations.

     THE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

          Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph appearing below shall not be incorporated by reference into any such filings.

          The Compensation Committee (the "Committee"), which was formed at the beginning of the Company's 1995 fiscal year, is responsible for establishing and administering the compensation of all executive officers of the Company. In conjunction with the adoption of the Company's Executive Incentive Compensation Plan (the "Plan") at the 1994 Annual Meeting of Stockholders, the Committee conducted a review of the compensation structure for the executive officers. As a result of this review, the salaries of the executive officers were increased and, due to the adoption of the Plan, the executive officers were made ineligible for participation in the Company's quarterly bonus system in which all employees of the Company have historically participated. Accordingly, the compensation of each executive officer now consists of a fixed salary and incentive compensation pursuant to the Plan. As applied to fiscal year 1995, the result of the changes is that the total compensation to four of the five named executive officers was reduced below the compensation levels for fiscal year 1994 and the total compensation of the fifth named executive officer remained substantially unchanged.

SALARY

          In reviewing the base salary of the executive officers, the Committee increased the salaries of each of the executive officers to be at or near the average of the salaries paid to executive officers of the financial service companies the Company considers to be its primary competitors (which are identified as the Peer Group in the Performance Graph appearing below (the "Peer Group")). Prior to this increase, the Company had paid salaries at the low to median scale in comparison to the Peer Group in the belief that the significant bonus opportunity available to executive officers under the former bonus plan provided adequate compensation and incentives and that the relatively low salaries enabled the Company to keep down its fixed costs.

          The Committee believes that base salary is frequently a significant factor in attracting, motivating and retaining competent and skilled executive officers. Accordingly, the Committee elected to raise the salaries of the executive officers to be at or near the average of those paid by the Peer Group. The salary paid to the Chief Executive Officer was established in the same manner as for the other executive officers, and, as has historically been the case, is above that paid to the other executive officers in recognition of his special efforts to supervise the overall management of the Company. The Committee believes that the salary levels of the executive officers, together with the incentive compensation payable under the Plan, as described below, makes the Company's compensation program competitive with those of the Peer Group.

INCENTIVE COMPENSATION AWARDS

          The Plan, which was adopted for the 1995 fiscal year, provides incentive compensation based upon the Company's performance as measured by up to five different performance standards established in the Plan and designated at the beginning of the fiscal year by the Committee. Under the Plan, each executive officer is targeted to receive an incentive compensation award of $1.3 million (the "Base Amount") for each year, but the amount of the actual award is increased or decreased, as the case may be, on a percentage basis based upon the amount by which the Company's performance exceeds or fails to meet, respectively, on a percentage basis, the established standard; provided there is a maximum available award of $3.0 million in any year. If more than one of the five available performance standards are selected by the Committee for any year, the incentive compensation award under the Plan is required to be the highest of the available awards. Under the Plan, however, the Committee has the right, in its discretion, to reduce or eliminate (but not to increase) any award otherwise payable to an executive officer based upon such factors as the Committee deems appropriate, including, without limitation, the executive officer's contribution to productivity, expense and risk control, product innovation, quality of client service, management development and strategic planning.

          The performance standards which the Committee may designate for any fiscal year include (1) comparison of the Company's return on equity for the current fiscal year to the average return on equity of the Peer Group for fiscal years ended during the Company's fiscal year, (2) comparison of the Company's gross profit margin for the current fiscal year to the average gross profit margin of the Peer Group for fiscal years ended during the Company's fiscal year, (3) comparison of Company's gross profit margin for the current fiscal year to the Company's gross profit margin in the immediately preceding fiscal year, (4) comparison of the Company's net earnings before tax for the current fiscal year to the Company's net earnings before tax for the immediately preceding fiscal year and (5) comparison of the closing price of the Company's Common Stock on the last trading day of the current fiscal year with the closing price on the last trading day of the immediately preceding fiscal year.


          For 1995 fiscal year, the Committee selected all five performance standards for purposes of establishing the incentive awards. This was done to provide the Committee with maximum flexibility to make incentive awards and due to the fact that fiscal year 1995 was the first year the Plan has been in effect. The financial and stock price performance of the Company for fiscal year 1995 resulted in awards being available to the executive officers under four of the five performance standards, with the largest award being 125% of the Base Amount. Accordingly, each executive officer was entitled to an incentive compensation award equal to 125% of the Base Amount. However, as is authorized by the Plan, the Committee elected to decrease the award to each executive officer based upon its subjective evaluation conducted at the end of the fiscal year of each officer's performance.

LONG-TERM INCENTIVE PLAN

          The Company does not currently have a long-term incentive plan, nor has it granted stock options to any executive officers.

SUBMITTED BY THE COMPANY'S
COMPENSATION COMMITTEE:

Thomas E. Christman
Henry P. Kilroy
Clifford W. Mays


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Because compensation decisions for executive officers are made by the entire Board of Directors, several employees, including all of the Senior Executives, participate in the determination of compensation policy. These executive officers are Leslie C. Quick, Jr. (Chief Executive Officer and Chief Financial Officer), Peter Quick (President and Chief Operating Officer), Leslie C. Quick III (Vice President and Treasurer), Thomas C. Quick (Vice President), Pascal J. Mercurio (Vice President) and Christopher C. Quick (Vice President). In addition, Arlene B. Fryer, a former Vice President and Secretary of the Company, is also a Director. As members of the Board of Directors, these executive officers (and former executive officer) make recommendations and participate in the voting with respect to the compensation of themselves and all of the other executive officers.

     During the fiscal year ended February 28, 1995, the law firm of Kelley Drye & Warren served as counsel to the Company. Mr. Brodrick is a partner of the firm. The Company paid fees of $589,836 to Kelley Drye & Warren during fiscal 1995.


                           PERFORMANCE GRAPH

          The following graph shows the Company's total return to stockholders over the period from March 1, 1990 through February 28, 1995 compared to the Standard & Poor's 500 Index, the Lipper Analytical Composite Brokerage Firm Index, and the Peer Group Index selected by the Company for purposes of the Company's Proxy Statement for the 1995 Annual Meeting of Stockholders (the "1995 Peer Group"). Total stockholder return in the graph is based on an initial investment of $100 on March 1, 1990 and assumes dividend reinvestment. The stock price performance shown on the following graph is not necessarily indicative of future price performance.

     Presented is a comparison of the performance of the Company's Common Stock for the last five fiscal years to that of the S&P 500 Index, the Lipper Analytical Composite Brokerage Firm
     Index, and an index used for comparison by the Company in 1995 based on the common stock of eleven companies, all as described in narrative and tabular form on this page 13.





          The 1995 Peer Group consists of the following corporations:
The Quick & Reilly Group, Inc.; Charles Schwab & Co., Inc.; Merrill Lynch & Co., Inc.; Paine Webber Incorporated; Advest, Inc.; Alex. Brown & Sons Incorporated; Piper Jaffray Inc.; A.G. Edwards & Sons, Inc.; Inter-Regional Group; Legg Mason Wood Walker Incorporated; and Raymond James & Associates, Inc.






                 COMPLIANCE WITH SECTION 16(a) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

          Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and officers and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. To the best of the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 28, 1995, its officers and directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.



                    INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors, upon recommendation of the Company's Audit Committee, has appointed Arthur Andersen LLP as the Company's independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending February 29, 1996. Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended February 28, 1995 and, during the course of that fiscal year, they were also engaged by the Company to provide certain tax and consulting services.

          The Board of Directors recommends that the stockholders vote FOR approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 29, 1996. The affirmative vote of a majority of the shares present and voting at the Annual Meeting, in person or by proxy, is required for the approval of the independent public accountants. If the appointment is not approved, the Board will select other independent public accountants.

          A representative of Arthur Anderson LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement and be available to respond to questions.



                 STOCKHOLDER PROPOSALS TO BE PRESENTED
                AT 1996 ANNUAL MEETING OF STOCKHOLDERS

          Any stockholder proposal to be presented for consideration at the Annual Meeting of Stockholders to be held on June 25, 1996 must be received by the Company at its principal executive office on or before February 1, 1996 to be considered for inclusion, in accordance with the rules and regulations of the Securities and Exchange Commission, in the Company's proxy statement and proxy relating to that meeting.






                           OTHER INFORMATION

          Neither the Company nor the Board of Directors knows of any other matters to be presented at the Annual Meeting of Stockholders. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.


                         BY ORDER OF THE BOARD OF DIRECTORS



                         Arlene B. Fryer
                         Secretary


Date:  May 15, 1995